Exhibit 8.1

Allen Overy Shearman Sterling US LLP 599 Lexington Avenue New York, NY 10022-6069 +1.212.848.4000

September 5, 2025

Tactical Resources Corp.

1055 West Georgia Street, 1500 Royal Centre

PO Box 11117, Vancouver, BC V6E 4N7

Ladies and Gentlemen:

We are acting as U.S. tax counsel to Tactical Resources Corp., a corporation formed under the Laws of the Province of British Columbia (“TRC”), in connection with the preparation and filing of the Registration Statement on Form F-4 initially filed with the Securities and Exchange Commission (the “Commission”) on October 29, 2024 (the “Registration Statement”), relating to the Business Combination Agreement, dated August 22, 2024, (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among TRC, Plum Acquisition Corp. III, a Cayman Islands exempted company (“Plum”), Plum III Amalco Corp., a corporation formed under the Laws of the Province of British Columbia and a direct, wholly owned Subsidiary of Plum (the “Amalco”), Plum III Merger Corp., a corporation formed under the Laws of the Province of British Columbia (“PubCo”). Any defined term used and not defined herein has the meaning given to it in the prospectus (the “Prospectus”) included in the Registration Statement.

Based upon the Internal Revenue Code of 1986, as amended, the final, temporary and proposed Treasury regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service, and other administrative pronouncements, all as of the date hereof, it is our opinion that:

Subject to the limitations and conditions set forth therein, the discussion contained in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations for TRC U.S. Holders” insofar as such description purports to summarize the U.S. federal income tax matters referred to therein is our opinion as to the material U.S. federal income tax considerations for U.S. Holders and Non-U.S. Holders (each such term as defined therein) of TRC Shares of (i) the TRC Amalgamation and (ii) owning and disposing of PubCo Common Shares after the TRC Amalgamation.

This opinion letter speaks only as of the date hereof. Our opinion is based on current U.S. federal income tax law and administrative practice. Further, legal opinions are not binding upon the Internal Revenue Service and there can be no assurance that contrary positions may not be asserted by the Internal Revenue Service. In addition, our opinion is based upon the representations made in the Certificate of Tactical Resources Corporation, dated September 5, 2025, and the Certificate of Plum Acquisition Corporation III, dated September 5, 2025.

This opinion is issued solely for the purposes of the filing of the Registration Statement. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to any reference to us in the Prospectus under “Material U.S. Federal Income Tax Considerations for TRC U.S. Holders.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder. This opinion is strictly limited to the matters stated in it.

Very truly yours,

/s/ Allen Overy Shearman Sterling US LLP

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